As filed with the Securities and Exchange Commission on June 25, 2026

Registration No. 333-233481

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-233481

UNDER

THE SECURITIES ACT OF 1933

Keurig Dr Pepper Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0517725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6425 Hall of Fame Lane

Frisco, Texas 75034

(Address of Principal Executive Offices, Zip Code)

Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2026

Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019

(Full title of the plans)

Anthony Shoemaker

Chief Legal Officer and General Counsel

6425 Hall of Fame Lane

Frisco, Texas 75034

800-527-7096

(Name and address and telephone number, including area code, of agent for service)

Copy to:

Krista P. Hanvey

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

214-698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Keurig Dr Pepper Inc. (the “Company”):

•

Registration No. 333-233481 filed with the Securities and Exchange Commission on August 27, 2019 registering 27,425,720 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s Omnibus Stock Incentive Plan of 2019 (the “2019 Plan”).

The Company’s Board of Directors approved the Company’s Omnibus Stock Incentive Plan of 2026 (the “2026 Plan”) on April 17, 2026, and the 2026 Plan was subsequently approved by Keurig Dr Pepper Inc.’s stockholders on June 16, 2026 (the “Effective Date”). Pursuant to the terms of the 2026 Plan, the number of shares of Common Stock that are subject to or underlie awards granted under the 2019 Plan which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in shares under the 2019 Plan following the Effective Date, except for the shares surrendered or withheld as payment of the exercise price of an award and/or withholding taxes in respect of such an award, will be available for issuance under the 2026 Plan.

Pursuant to the undertakings in Item 9 of the Registration Statement, we are filing this Post-Effective Amendment to provide that the Registration Statement shall also cover up to 16,644,664 shares of Common Stock subject to outstanding awards under the 2019 Plan as of the Effective Date, that on or after such date are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in shares under the 2019 Plan following the Effective Date, except for the shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of such an award, and thus become available for issuance under the 2026 Plan.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP (filed herewith).

99.1	Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2026 (filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on June 25, 2026).

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Keurig Dr Pepper Inc., certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on this 25 day of June, 2026.

KEURIG DR PEPPER INC.

By:	/s/ Anthony DiSilvestro
Anthony DiSilvestro
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.